Exhibit 10.2

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made between Saga Communications, Inc. (the “Company”), and Steven J. Goldstein (“Consultant”) effective on the Effective Date as defined hereafter.

Introduction

Consultant is resigning as Executive Vice President and Group Program Director for the Company on or prior to the Effective Date. The Company wishes to retain Consultant’s services as a consultant, and Consultant wishes to be so retained, under the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.          Engagement as Consultant. The Company engages the Consultant as its consultant and Consultant accepts such engagement under the terms and conditions of this Agreement.

2.          Activities of Consultant. Consultant shall provide consulting with respect to radio programming as reasonably assigned to him by Edward K. Christian, Chairman, President and CEO of the Company. Consultant shall provide the consulting services to Edward K. Christian, Warren S. Lada or the Company’s Director of Programming. Consultant shall use commercially reasonable efforts in the performance of his services hereunder. Consultant shall make himself available, at times reasonably acceptable to him, for the performance of such services and shall devote the time necessary to fully perform such services; provided, however, that Consultant shall be permitted to perform the services hereunder from his home or office and shall not be required to work more than a maximum of ten (10) hours per month. Consultant shall not be required to work on site at the Company or to travel unless mutually agreed to. Consultant’s engagement under this Agreement is nonexclusive; during the Term of this Agreement, Consultant may engage in any other business and ventures, and/or act as a consultant or employee for an organization other than Company, so long as such other work does not violate Section 11 of this Agreement.

3.          Effective Date/Condition to Consulting Agreement. Concurrent with this Agreement, Consultant and the Company have executed the Separation Agreement and Mutual Release of All Claims (the “Separation Agreement”). The Separation Agreement provides for a certain seven (7) day revocation right by Consultant. The execution and non-revocation of the Separation Agreement by Consultant is a condition to this Agreement. If Consultant revokes his acceptance of the Separation Agreement as set forth therein, this Agreement is null and void. This Agreement shall be effective on the effective date of the Separation Agreement without revocation by Consultant (“Effective Date”).

4.           Term.

(a)	The term of this Agreement shall commence on the Effective Date and shall terminate on the day before its fourteen (14) month anniversary (the “Term”) unless terminated sooner as a result of termination by the Company for material breach of this Agreement. Upon termination prior to the end of the Term as authorized under this Section 4, Consultant shall be paid only those payments which have accrued for the Term up to such termination, except as otherwise provided in Section 12.

(b)	Upon termination of this Agreement and/or expiration of the Term, neither the Company nor Consultant shall have any obligation to extend this Agreement or continue Consultant’s engagement for services unless both parties agree by written contract.

5.           Compensation. The Company shall pay Consultant the sum of Thirty-Four Thousand One Hundred Sixty-Seven and no/100 Dollars ($34,167.00) per month with the first payment commencing on the Effective Date and continuing on the first business day of each month thereafter (if May 1, 2015 is the Effective Date, otherwise at 30 day intervals after the initial payment) through the end of the Term (total of fourteen (14) payments). Consultant shall be responsible for the payment of all withholding taxes and other taxes on the compensation paid hereunder. Except as set forth in Sections 2 and 4, payment of the foregoing compensation shall not be conditioned on any set number of hours worked by Consultant.

6.           Independent Contractor. Consultant is an independent contractor, not an employee, partner, joint venture or agent of the Company. Contractor has no authority to act for the Company. The Company and Consultant shall have no obligation or liability to each other based on this Agreement or on Consultant’s performance of services hereunder except as specifically provided in this Agreement.

7.           Office. Consultant may use the Company’s Westport, CT office under a license (the “License”) as set forth on Exhibit A, until the expiration of the Company’s current lease for the premises. The Company shall be responsible for and pay the rent payments until the lease expiration date and Consultant shall be responsible and pay for all other obligations as set forth in the License. The Consultant agrees to immediately forward by First Class Mail all Saga Communications, Inc. mail, unopened, to the Company’s main office in Grosse Pointe Farms, Michigan to the attention of Warren S. Lada.

8.           No Benefits; Expense Reimbursement. Consultant is not eligible for, and hereby waives, any fringe or employee benefits through the Company. The Company shall reimburse Consultant for the actual and reasonable business expenses in the course of the performance of his services hereunder provided such expenses are approved in advance by the Company and the appropriate receipts and reimbursement forms are timely completed.

9.           Duties as to Confidential Information. Consultant agrees that Consultant will keep confidential and not disclose or use (other than on behalf of the Company) any and all confidential or proprietary information of the Company. As used in this Agreement, confidential or proprietary information includes trade secrets, methods of operation, broadcast analyses, non-public financial information, employment practices, station acquisition information, customer lists, potential customer lead or prospect lists, business plans, strategic plans, management systems, internal procedures, techniques, processes, and computer systems and programs, including the source and object codes, as well as all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and material (in whatever form or medium maintained) prepared by Consultant or the Company, or by its accountants, attorneys and financial advisors, which contain or reflect, or are generated or derived from, any information provided by the Company. Consultant further agrees to immediately return all confidential or proprietary information upon termination of this Agreement and not make or retain any copies thereof. Confidential information shall not include i) publicly available information which did not become public through any act of Consultant, ii) information independently developed by Consultant after the date hereof which is not derived directly or indirectly from confidential information of the Company, or iii) information provided to Consultant after the date hereof from an individual or entity not under any confidentiality obligation to the Company and who is not a current or former employee of the Company.

10.         Non-Solicitation or Hire of Employees. For two (2) years after the Effective Date, Consultant agrees that (a) he shall not directly or indirectly encourage, solicit, or otherwise attempt to persuade any employee of the Company to leave the employment of the Company and (b) he shall not directly or indirectly hire any person who is employed with the Company or was employed by the Company within six (6) months or less prior to such hire by Consultant.

11.         Non-Competition. Consultant agrees that during the Term, Consultant will not provide, either directly or indirectly, any audio programming or marketing assistance services to any radio station broadcasting in any market in the continental United States in which (a) a Company-owned radio station is broadcasting as of the Effective Date or (b) the Company is actively considering, as of the Effective Date, for the potential acquisition of a station. The foregoing does not prohibit development by Consultant of radio programming for national syndication provided, however, that the Company is granted a first right of refusal during the Term to exclusively license such radio programming for national syndication within the markets under (a) and (b) above at the applicable rate to be charged by Consultant to others, such right of refusal to be exercised by the Company within ten (10) business days after written notice from Consultant and such right is waived if not so exercised. This non-competition restriction covers services provided by Consultant whether as an employee, independent contractor, consultant, owner or any other status.

12.         Violation of Agreement or Separation Agreement. Consultant acknowledges that a violation of Sections 9, 10 or 11 will cause irreparable injury to the Company. Accordingly, Consultant agrees that in addition to any other relief permitted by law or this Agreement, the Company shall be entitled to a temporary restraining order, preliminary and permanent injunctive relief and such other equitable relief as appropriate for any breach by Consultant of this Agreement without having to prove damages or post a bond or other security.

Consultant acknowledges that damages to the Company will be very difficult or impossible to prove in the event of violation by Consultant of Sections 9, 10 or 11 of this Agreement or of Sections 6, 7, 8, 9 or 10 of the Separation Agreement and that compliance with all such Sections is material to this Agreement. Accordingly, as a reasonable estimate of damages and not as a penalty, Consultant agrees that in the event of any material violation of this Agreement, (a) the Company’s obligation to make any remaining payments under Section 5 shall immediately cease and (b) if such violation is established by a final order from a court of competent jurisdiction, Consultant shall promptly repay to the Company all payments received by him under Section 5.

If either Consultant or the Company is found by a court of competent jurisdiction (see Section 16(c)) to have intentionally violated this Agreement, the party in violation shall pay all of the legal expenses of the non-violating party, including court costs and attorney fees, for the enforcement of this Agreement.

13.         Indemnification. The Company shall indemnify, hold harmless and defend Consultant, to the fullest extent permitted by law, against all actions, proceedings, claims, investigations, threats, losses, costs, liabilities, demands and expenses asserted, assessed or brought by third parties arising out of or related to this Agreement or Consultant’s services hereunder except (a) for Consultant’s gross negligence or willful misconduct, as determined by final order from a court of competent jurisdiction or (b) for Consultant’s indemnification obligation below. Consultant shall indemnify, hold harmless and defend the Company, to the fullest extent permitted by law, against all actions, proceedings, claims, investigations, threats, losses, costs, liabilities, demands and expenses asserted, assessed or brought by third parties arising out of or related to Consultant’s obligations regarding taxes under Section 5 hereof. Neither the Company nor Consultant shall seek or be entitled to incidental, consequential, special, multiple, indirect, punitive or exemplary damages or lost profits or similar items (including loss of revenue or diminution in value) in any claim, action or proceeding relating to this Agreement.

14.         Assignment. Consultant may not assign this Agreement. The Company may assign this Agreement to an affiliate, related entity or successor, only provided the Company continues to guaranty in all respects performance by any such assignee.

15.         Survival. Sections 9, 10, 11, 12 and 13 shall survive the termination of this Agreement.

16.         Miscellaneous.

(a)	This Agreement, together with the Separation Agreement, constitutes the entire agreement between Consultant and the Company regarding the subject matter thereof and supersedes any prior or contemporaneous promises, representations or agreements. This Agreement cannot be modified orally but only in a written document signed by Consultant and an authorized representative of the Company.

(b)	Each party has carefully reviewed this Agreement in its entirety and signs as his/its free act.

(c)	This Agreement shall be governed by the laws of the State of Michigan without regard to conflict of law principles. Consultant and the Company consent to the jurisdiction of the federal and state courts in Wayne County, Michigan for any matter related to this Separation Agreement. CONSULTANT AND THE COMPANY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION RELATED TO THIS AGREEMENT.

(d)	The captions and headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. This Agreement accurately sets forth the intent and understanding of each party. This Agreement shall not be construed for or against either party as a result of the drafting hereof if there is any dispute over the meaning or intent of any of its provisions.

(e)	If any provision of this Agreement, in whole or in part, is determined to be unlawful or unenforceable, the parties agree that such provision shall be deemed modified, if possible, to the extent necessary to render such provision valid and enforceable to the maximum extent permitted by law and, if not possible, it shall be severed from the Agreement. In either event all remaining provisions of this Agreement shall remain in full force and effect.

(f)	Nothing in this Agreement is intended for the benefit of any third party.

(g)	This Agreement may be executed in counterparts, which together shall constitute one Agreement. A photocopy of this Agreement as signed is effective as an original. Scanned or faxed signatures are effective as originals.

The parties execute this Agreement effective as of the Effective Date.

READ BEFORE SIGNING

Consultant:

March 24, 2015	/s/ Steven J. Goldstein

Company:

SAGA COMMUNICATIONS, INC.

March 24, 2015	By:	/s/ Edward K. Christian
	Its:	Chairman, President and CEO

EXHIBIT A

LICENSE AGREEMENT

This License Agreement (“Agreement”) is made on March 24, 2015, between Steven J. Goldstein ("Goldstein"), whose address is One Turkey Hill Road, Westport, Connecticut 06881 and Saga Communications, Inc. (“Licensor”), whose address is 73 Kercheval, Suite 201, Grosse Pointe Farms, Michigan 48236.

1.          Grant of License. Licensor is a tenant with respect to certain leased property (“Property”) under that certain Lease dated July 30, 1996, as amended by that certain Lease Extension Agreement dated July 3, 2014 (as amended, the “Lease”). Licensor hereby grants Goldstein an exclusive license (the “License”) to use the Property in accordance with the terms of this Agreement. Licensor and its employees, and agents shall have reasonable access to the Property during the term of the License upon twenty-four (24) hours prior written notice.

2.          Term. The term of the License shall commence on the date hereof and shall expire on August 31, 2016. Further, Licensor may terminate this Agreement and the License upon written notice to Goldstein in the event of any breach of this Agreement by Goldstein.

3.          Consideration. As consideration for this License, Goldstein hereby agrees to perform and pay all obligations under the Lease except for the rent, which shall be paid by Licensor. In the event that Goldstein fails to comply with any of Licensor’s obligations under the Lease (other than payment of rent), Licensor shall be permitted (but shall have no obligation to do so) to perform such obligation on Goldstein’s behalf, whereupon all sums expended by Licensor in connection therewith (including reasonable attorney fees) shall be immediately due and payable by Goldstein to Licensor.

4.          Permitted Use. The Property shall be used only for general office purposes and such use shall at all times comply with the terms of the Lease. This Agreement and all of Goldstein's rights hereunder are expressly subject to and subordinate to all of the terms of the Lease. Subject to the terms and conditions of this Agreement, Goldstein will not perform any act or fail to perform any act that causes a default or breach by Licensor, as tenant under the Lease. Except for payment of rent due under the Lease, Goldstein shall, throughout the term of this Agreement, timely and fully observe, perform and comply with all of the provisions of the Lease that are to be observed, performed or complied with by Licensor, as the tenant under the Lease. The License shall terminate automatically upon any termination of the Lease.

5.          Compliance with Laws. Goldstein shall obtain any required governmental permits for use of the Property. Goldstein shall comply at all times, at his sole cost and expense, with all applicable laws, ordinances, regulations and building and use restrictions, if any.

6.          Default. If: (a) any sum payable by Goldstein hereunder, or any part thereof, shall be unpaid on the date of payment by the terms hereof; or (b) Goldstein shall fail to comply with any of the other terms, covenants or agreements herein contained by Goldstein to be performed under the terms hereof; (c) Goldstein shall cause a default or termination of the Lease due to any act or omission by Goldstein; then Goldstein shall be in default under this Agreement and Licensor shall be entitled to all remedies available at law or in equity, including without limitation the right to immediately terminate the License upon written notice to Goldstein, provided, however, that as to a default under subparts (b) or (c) only, such default must continue for more than five (5) days after written notice thereof to Goldstein

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7.          Alterations/Repairs. Upon expiration of the License, Goldstein shall return the Property in the same condition as it was at the commencement of this License Agreement, reasonable wear and tear excepted. Goldstein shall promptly repair any damage caused during the use of the Property under this Agreement. Goldstein shall not make any alterations to the Property without Licensors’ written consent. Any permitted alterations made by Goldstein after the date hereof shall be removed upon termination of this License and any damage to the Property caused thereby shall be promptly repaired by Goldstein.

8.          Insurance. Goldstein shall procure and maintain, at his own cost and expense, throughout the term of the License, the following insurance policies: (1) commercial general liability insurance, with such endorsements reasonably required by Licensor, in amounts of not less than $1,000,000 per occurrence, all liability for injury to or death of a person or persons or damage to property and contractual liability insurance coverage sufficient to cover Goldstein's indemnity obligations hereunder; and (2) such other insurance policy and Licensor shall require or that may be required under the terms of the Lease. Licensor and the landlord under the Lease shall be named as an additional insured party on the insurance required under this Agreement. Upon request by Licensor, Goldstein shall furnish a copy of its certificate of insurance policy or such other evidence satisfactory to Licensor of the maintenance of all insurance coverages required hereunder. All such insurance policies shall be in form reasonably satisfactory to Licensor, and issued by companies with an A.M. Best rating of “A- VII” or better and which are otherwise reasonably satisfactory to Licensor.

9.          Indemnification. (i) Goldstein agrees to indemnify, defend and hold the Licensor harmless from any claims, actions, damages, costs (including reasonable attorney fees), fines, obligations, or liabilities incurred by or made against Licensor arising out of (a) breach of this Agreement by Goldstein, or (b) access to or use of the Property by Goldstein, his agents, representatives, contractors, guests or invitees (including, without limit, any accident, injury to or death of persons or loss of or damage to property occurring on or about the Property or any part thereof). The foregoing indemnity and defense obligation shall survive the termination or expiration of this Agreement.

(ii) Lessor agrees to indemnify, defend and hold Goldstein harmless from any claims, actions, damages, costs (including reasonable attorney fees), fines, obligations, or liabilities incurred by or made against Goldstein arising out of (a) breach of this Agreement or the Lease by Lessor, or (b) access to or use of the Property by Lessor, its agents, representatives, contractors, guests or invitees (including, without limit, any accident, injury to or death of persons or loss of or damage to property occurring on or about the Property or any part thereof after the date of this Agreement). The foregoing indemnity and defense obligation shall survive the termination or expiration of this Agreement.

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10.         Property Condition. Licensors make no representations or warranties of any kind with respect to the Property. The Property is provided in its “as is” condition.

11.         Hazardous Substances. Goldstein shall not generate, manufacture, refine, use, treat, store, handle, mix, transport, remove, dispose, transfer, produce or process any Hazardous Substances on the Property. As used in this paragraph, “Hazardous Substances” shall mean any hazardous substance or hazardous waste as such terms are defined in the Resource Conservation and Recovery Act of 1976, 42 USC 6901 as amended, the Comprehensive Environmental Recovery Compensation and Liability Act of 1980, 42 USC 9601 as amended, or any other federal, state or local environmental laws, regulations or ordinances.

12.         Assignment. The License is personal to Goldstein. Goldstein shall have no right to sell, assign, transfer or encumber the License, this Agreement, any interest herein or any rights hereunder, or otherwise permit anyone to use the Property.

13.         Non-Liability. Goldstein, as a material part of the consideration to Licensor, assumes all risk of theft, damage to property or injury to persons (including death), in, upon or about the Property after the date of this Agreement, and Goldstein waives all claims in respect thereof against Licensor. On behalf of its insurance company, Goldstein hereby waives any rights of subrogation. Notwithstanding anything herein to the contrary, under no circumstances shall Licensor be liable for lost profits, consequential, special or exemplary damage.

14.         Entire Agreement. This Agreement constitutes the entire contemplated agreement between the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral and written understandings or agreements between the parties.

15.         Waiver; Modifications. Failure by Licensor to insist upon or enforce any of its rights shall not constitute a waiver thereof. Licensor may waive the benefit of any provision or condition for its benefit contained in this Agreement. No oral modification hereof shall be binding upon the parties, and any modification shall be in writing and signed by the parties.

16.         Applicable Law; Jury Waiver. This Agreement will be governed and interpreted by the laws of the State where the Property is located without giving effect to any applicable principles of conflicts of laws. Each party, after consulting (or having had the opportunity to consult) with counsel of their choice, knowingly and voluntarily, and for their mutual benefit, waive any right to a trial by jury in the event of litigation arising out of or related to this Agreement. In the event Goldstein should materially default under any of the provisions of this Agreement and Licensor should employ attorneys or incur other expenses for the enforcement, performance or observance of any obligation or agreement on the part of the Goldstein herein contained, Goldstein agrees that in addition to any remedies available at law or equity it will pay to the Licensor the reasonable fees of such attorneys and such other reasonable expenses so incurred by the Licensor.

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17.         Binding Effect; Counterparts. This Agreement shall be binding upon and inure to the benefit of, the successors and permitted assigns of the parties hereto. This Agreement may be signed in one or more counterparts, and each counterpart will be considered an original. All of the counterparts will be considered one document and become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other. Delivery via facsimile or PDF transmission of a counterpart of this Agreement as executed by the parties making such delivery shall constitute good and valid execution and delivery for all purposes.

18.         Landlord Acceptance. A condition precedent to the validity of this Agreement is the written approval and consent of the landlord under the Lease. Either party may terminate this Agreement by written notice to the other party in the event that the landlord’s approval is not obtained within ten (10) days after the date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Licensor:

Saga Communications, Inc.

By:	/s/ Edward K. Christian
Name:	Edward K. Christian
Its:	President/CEO

Licensee:

/s/ Steven J. Goldstein

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